Exhibit 10.8

APL PROPRIETARY/CONFIDENTIAL

BullfrogAI Prometheus License, July 2022

LICENSE AGREEMENT

This license agreement (the “Agreement”) is entered into and made effective as of July 8, 2022 (the “Effective Date”) between The Johns Hopkins University Applied Physics Laboratory LLC, a Maryland limited liability company, having business offices at 11100 Johns Hopkins Road, Laurel, Maryland 20723 (“APL”) and BullfrogAI, Inc., a Delaware corporation having business offices at P.O. Box 336, Boyds, Maryland 20841 (“Licensee”). For purposes of this Agreement, APL and Licensee may be individually referred to as a “Party,” and collectively referred to as the “Parties.”

This Agreement includes attached Appendix A (APL Patent Rights), Appendix B (APL Copyrights), Appendix C (APL Know-how), Appendix D (Stock Issuance Agreement), Appendix E (Fees and Payment Options), Appendix F (Form of Diligence and Annual Report), and Appendix G (Form of Quarterly Sales and Royalty Report), the entire contents of which are incorporated herein by reference.

BACKGROUND

WHEREAS, The Johns Hopkins University (“JHU”) through APL has acquired or is entitled to acquire through assignment or otherwise all right, title, and interest, with the exception of any applicable retained rights by the United States government, in certain intellectual property, including patentable and non-patentable intellectual property as described in Appendices A, B, and C, and JHU has granted APL responsibility for, as well as operating control and unencumbered use of, the intellectual property;

WHEREAS, APL desires to have the APL IP (as defined below) perfected and marketed as soon as possible so that resulting products and services may be available for public use and benefit; and

WHEREAS, Licensee desires to acquire a license under the APL IP for the purposes of exploiting Licensed Products and Licensed Services in the Territory and in the Field of Use, as set forth and defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided herein, the following defined terms shall have the following meanings:

1.1	“Accounting Standards” shall mean the accounting standards applicable to Licensee, its Affiliates or Sublicensees as reported in their audited financial statements, and may include Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS).

1.2

“Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with, APL or Licensee. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the equity interests of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of APL or Licensee, or such other relationship as in fact, constitutes actual control.

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1.3	“APL Copyrights” shall mean (a) APL’s copyrights in or related to the APL Know-How and APL Patent Rights, and (b) the copyrights specifically set forth in Appendix B.

1.4	“APL IP” shall mean collectively, the APL Patent Rights, the APL Copyrights, and the APL Know-How.

1.5	“APL Know-How” shall mean any Know-How (a) Controlled by APL as of the Effective Date and that is described in the APL Patent Rights or is uniquely necessary to practice the inventions claimed in the APL Patent Rights, or (b) described or specifically set forth in Appendix C, and in each case, not general know-how broadly applicable across multiple technologies.

1.6	“APL Patent Rights” shall mean:

	(a)	the patents and patent applications specifically set forth in Appendix A and any United States patents that issue therefrom or on inventions originally disclosed therein (including any and all divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuations-in-part are wholly supported by the patents, patent applications, and/or invention disclosures set forth in Appendix A) together with re-examinations or reissues of such United States patents; and

	(b)	any foreign (non-United States) patents and patent applications claiming priority to any patents or patent applications specifically set forth in Appendix A and any patents issuing therefrom or on inventions originally disclosed therein (including any and all divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuations-in-part are wholly supported by the patents and/or patent applications set forth in Appendix A) together with any re-examinations or reissues of such foreign patents.

1.7	“Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.8	“Calendar Year” shall mean a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.9	“Control” shall mean, with respect to any intellectual property right, the possession of the right (whether by ownership, license, or otherwise (other than pursuant to a license granted under this Agreement)), to assign, or grant a license, sublicense, or other right to or under, such intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

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1.10	“Excluded Entity” shall mean (a) the United States government including any agency, department, commission, board, corporation, or instrumentality of the United States government, (b) any Person associated with the development or commercialization of alcohol, tobacco products, private prisons, military armaments, or pornography, or (c) any Person on any list of prohibited individuals or entities enacted under United States economic sanctions and anti-boycott Laws.

1.11	“Field of Use” shall mean analytical services for applications in biological and chemical derived pharmaceutical therapeutics, and application of analytics in the development and testing of pharmaceutical products.

1.12	“First Commercial Sale” shall mean, on a country-by-country and Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis, the first commercial transfer or disposition for value of such Licensed Product or Licensed Service in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees, in each case, after all necessary Governmental Approvals have been obtained for such country.

1.13	“Governmental Approval” shall mean, with respect to a Licensed Product or Licensed Service in a country or region, all approvals, licenses, registrations, and authorizations of the relevant Governmental Authority, if applicable, required for the commercialization of such Licensed Product or Licensed Service in such country.

1.14	“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority of any nature.

1.15	“Improvements” shall mean any and all Know-How, Patent Rights, copyrights, or other intellectual property conceived or created by APL or created by or on behalf of Licensee incorporating or based upon the APL IP on or after the Effective Date.

1.16	“Know-How” shall mean any proprietary results, data, inventions, trade secrets, and other information, in any tangible or intangible form, including databases, discoveries, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, protocols, procedures, drawings, plans, designs, diagrams, sketches, documentation, and materials, including pharmaceutical, chemical, and biological materials and their sequences.

1.17	“Law” or “Laws” shall mean all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of Law of any Governmental Authority.

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1.18	“Licensed Product” shall mean any product or part thereof made, developed, discovered, used, or sold by Licensee or an Affiliate or Sublicensee of Licensee, which:

	(a)	is covered in whole or in part by a Valid Claim; or

	(b)	employs or incorporates the APL Know-How or APL Copyrights.

1.19	“Licensed Analytic Product” shall mean any Licensed Product that includes software or data.

1.20	“Licensed Pharmaceutical Product” shall mean any Licensed Product that is a pharmaceutical.

1.21	“Licensed Service” shall mean any process, method, or part thereof, made, developed, used, or sold by Licensee or an Affiliate or Sublicensee of Licensee, which:

	(a)	is covered in whole or in part by a Valid Claim; or

	(b)	employs or incorporates the APL Know-How or APL Copyrights.

1.22	“Net Sales” shall mean and include everything of value received by Licensee, its Affiliates, and its Sublicensees for the sale, license, lease, or other transfer of Licensed Products and for the performance of Licensed Services, but does not include Non-Royalty Sublicensing Income or sublicensee end sales of Licensed Pharmaceutical Product. Net Sales include currency and the fair market value of equity, intangible rights, services, and other things of value provided to, or received by, Licensee, its Affiliates, and its Sublicensees for the sale, license, lease, or other transfer of Licensed Products and/or for the performance of Licensed Services, other than Non-Royalty Sublicensing Income. Net Sales may be calculated using the accrual or cash method, but such calculation must (a) be consistent from month to month and year to year and (b) use the same method used generally by Licensee in reporting its business activity for applicable Accounting Standards. The following items are excluded from Net Sales only to the extent that they are separately billed to purchasers of Licensed Products or Licensed Services: (i) import, export, excise and sales taxes, custom duties, and shipping charges; (ii) costs of packing, insurance covering damage during shipping, and transportation from the place of manufacture to the customer’s premises or point of installation; and (iii) credits (including credit card charge-backs) or allowances, refunds or discounts, if any, actually granted on account of price adjustments, recalls, rejection or return of services previously sold, leased or otherwise disposed of; provided, that such deductions or exclusions shall be determined in accordance with applicable Accounting Standards, consistently and strictly applied. If a Licensed Product is sold in combination with other products, services, ingredients, or substances or as part of a kit or package, Net Sales of such Licensed Product shall include revenues and fees received for the entire combination, kit, or package. If a Licensed Service is provided in combination with other products, services, ingredients, or substances or results in the production of a kit or package, Net Sales of such Licensed Service shall include revenues and fees received for the entire combination, kit, or package.

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1.23	“Non-Royalty Sublicensing Income” (“NRSI”) shall mean everything of value received by Licensee in consideration for any Sublicense; provided that the following shall be excluded from the gross amount received for the Sublicense when calculating NRSI:

	(a)	the reasonable cost of research and development services to be performed thereafter by Licensee for or on behalf of Sublicensee, if Licensee is required to perform such services for Sublicensee, including under a written agreement to perform such services;

	(b)	reimbursement of the amount paid for patent fees incurred by Licensee;

	(c)	royalty payments to Licensee based on Sublicensee’s sale of Licensed Products or Licensed Services, where royalties are provided and will be paid to APL on Sublicensee’s Net Sales under this Agreement; and

	(d)	the amount of any milestone payment made to APL under this Agreement as a result of activity of Licensee or Sublicensee, which results in a milestone payment by Sublicensee to Licensee under the Sublicense; provided that the difference between the milestone payment to be paid to APL and the milestone payment paid to Licensee by Sublicensee shall be considered NRSI.

1.24	“Patent Rights” shall mean any of the following, whether existing now or in the future anywhere in the world: issued patents, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examinations, renewals, or any like governmental grant for protection of inventions, and any pending provisional or non-provisional applications for any of the foregoing.

1.25	“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any Governmental Authority or political subdivision thereof.

1.26	“Sublicense” shall mean an agreement entered into by Licensee and any Third Party including a license or option to obtain a license to research, develop, make, have made, use, sell, offer to sell, import, perform, or offer to perform a Licensed Product or Licensed Service, or including a covenant not to sue or any transfer of rights to the APL IP.

1.27	“Sublicensee” shall mean any Third Party to whom Licensee has entered into a Sublicense.

1.28	“Territory” shall mean worldwide.

1.29	“Third Party” shall mean any Person other than APL, Licensee, or any of their respective Affiliates.

1.30

“Valid Claim” shall mean a claim of (a) an issued, unexpired patent in the APL Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a pending patent application in the APL Patent Rights, which claim has not been abandoned, disclaimed, allowed to lapse, or finally determined to be unallowable by the applicable Governmental Authority in a decision from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal.

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The definition of each of the following terms is set forth in the section of the Agreement indicated below.

Defined Term	Section
2018 License	4.5(a)(i)
Achievement Date	3.2(a)
Agreement	Preamble
APL	Preamble
APL Indemnitees	8.1
Confidential Information	10.1
Diligence Milestone	3.2(a)
Diligence Report	5.1(a)
Disclosing Party	10.1
Effective Date	Preamble
Federal Laws	2.2(b)(i)
Government	2.2(b)(i)
Independent Accountant	5.4
JHU	Recitals
JHU Names	12.3(b)
Key Employees	12.1
Liabilities	8.1
License	2.1
Licensee	Preamble
Milestone	4.2(b)
Milestone Payment	4.2(b)
New Securities	4.5(d)
Non-Sales Fees	4.3(a)(ii)
Notice	4.5(d)
Party	Preamble
Parties	Preamble

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Defined Term	Section
Patent Costs	7.2
Performance Milestone	4.2(a)
Performance Milestone Payment	4.2(a)
Receiving Party	10.1
Royalty	4.3(a)
Royalty Report	5.2(a)
Royalty Term	4.3(d)
Sale of the Company	4.5(f)
Sales Milestone	4.2(b)
Sales Milestone Payment	4.2(b)
Shares	4.5(a)
Term	11.1
Third Party IP	4.3(c)(i)

All terms defined in this Agreement may be used in the singular or plural, and a reference to the singular includes the plural and vice versa.

2.	LICENSE GRANT

2.1	License Grants. APL hereby grants to Licensee and Licensee hereby accepts an exclusive license in the Territory for the Field of Use, under the APL IP, to research, develop, make, have made, use, sell, offer to sell, import, perform, and offer to perform the Licensed Products and/or Licensed Services (the “License”).

2.2	Retained Rights.

(a)	Retained Rights. APL retains on behalf of itself and its Affiliates a non- exclusive, royalty-free, perpetual, irrevocable, worldwide right to practice, make, and use, or allow others to practice, make, and use, APL IP for any research and development use for its non-profit purposes, including educational, clinical, and government purposes, and research purposes including sponsored research and collaborations with commercial entities outside of the Field of Use.

(b)	Government Rights; Related Licensee Obligations.

(i)

APL IP arising from research funded in whole or in part by United States government (the “Government”) research funding may be subject to Title 35 U.S.C. Sections 200-212, the Federal Acquisition Regulation (FAR), the Defense Federal Acquisition Regulation Supplement (DFARS) or other supplements to the FAR, and other federal laws and regulations (collectively, the “Federal Laws”). Any action taken by APL to fulfill its obligations thereunder shall be and hereby is deemed to be consistent with APL’s obligations hereunder.

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(ii)	APL’s obligations under the Federal Laws may include the grant of a non-exclusive, nontransferable, irrevocable, paid-up worldwide license to APL IP by APL to the Government, and a statement of Government patent rights on certain APL Patent Rights.

(iii)	Any and all determinations of Government funding will be made solely by APL, and APL’s determination shall be final and binding on Licensee, its Affiliates, and its Sublicensees.

(iv)	Any Licensed Products embodying, or produced through the use of, APL IP, arising from research funded in whole or in part by the Government, that are used or sold in the United States must be manufactured substantially in the United States for so long as the License remains exclusive, unless Licensee obtains a prior written waiver from the Government, if required, specifically authorizing the manufacture of Licensed Products outside of the United States.

(c)	Right to Refuse. APL shall at all times retain the right to refuse to accept any subcontract or other agreement to perform any work under any such subcontract or other agreement between APL and Licensee in APL’s sole discretion. APL has a technical direction agent relationship with the Government, which requires that APL refrain from performing any work under any contract or agreement that would jeopardize its or its employees’ ability to act for the Government as an impartial or neutral evaluator.

(d)	Exclusions.

	(i)	Except for those rights specifically granted by APL to Licensee under this Agreement, APL does not grant to Licensee any other rights, implied, or otherwise, regardless of whether any other rights are or may be required to exploit any APL IP.

	(ii)	Except as otherwise specifically provided in this Agreement, APL does not have any obligation to provide to Licensee any additional information, know how, inventions, data, results, materials, or other assistance after the Effective Date hereof.

	(iii)	Notwithstanding the License grant, Licensee shall not have the right to use the APL IP to solicit or conduct research or development with or for the benefit of Excluded Entities, unless Licensee has obtained the prior written approval of APL.

2.3	Sublicensing.

(a)

Right to Sublicense. Subject to the terms and conditions of this Section 2.3 and otherwise as set forth in the Agreement, Licensee may grant Sublicenses to Third Parties without any right to sublicense further; provided, that Licensee has requested and obtained the prior written approval of APL for Licensed Analytic Product or Licensed Services, which approval shall not be unreasonably withheld (provided, that it shall not be unreasonable to withhold consent if the applicable Third Party is an Excluded Entity). APL shall provide a response to a request for a sublicense within 30 business days.

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(b)	Mandatory Terms of Sublicenses. Each and every Sublicense granted by Licensee to Sublicensees (as permitted under Section 2.3(a) above) for Licensed Analytic Product or Licensed Services must comply with all of the following requirements:

	(i)	the Sublicense shall be made specifically subject to all of the terms and conditions of this Agreement;

	(ii)	the Sublicense shall specifically provide that the Sublicensee is not permitted to further sublicense;

	(iii)	the Sublicense shall specifically include for the benefit of APL the provisions of Section 5 (“Reports and Records”), Section 8 (“Indemnification, Assumption of Liability, Limitation of Liability, Disclaimers, and Insurance”), Section 9 (“Marking and Standards”), Section 10 (“Confidentiality”), and Section 12.3 (“Use of Name”) of this Agreement, and APL shall expressly be made a third party beneficiary of all such provisions;

	(iv)	the Sublicense shall provide that upon the expiration or earlier termination of this Agreement (pursuant to Section 11 hereof) all of Licensee’s rights in such Sublicense shall, at APL’s sole discretion, be transferred to APL, including the right to receive all royalty payments owed by Sublicensee under the terms thereof, without offset for debts or obligations owed by Licensee to Sublicensee; and

	(v)	the Sublicense shall not be valid against APL as to terms, conditions, obligations, or limitations that exceed or conflict with the terms and conditions of this Agreement as applicable to APL.

(c)	Licensee shall provide APL with a copy of each Sublicense agreement and any other agreement that transfers intellectual property rights granted hereunder to a Third Party, within five (5) business days following the execution of such agreement.

(d)	Notwithstanding the Sublicensee’s payment obligation to Licensee, Licensee shall be directly responsible for all Royalties and payments due pursuant to Section 4.

2.4	Delivery of APL IP. APL shall deliver Licensee requested physical or tangible APL IP, existing on the Effective Date, to Licensee within thirty (30) days of the Effective Date.

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3.	DILIGENCE

	3.1	Diligence. Licensee shall use commercially reasonable efforts to develop, manufacture, market, and sell Licensed Products and Licensed Services in the Territory.

	3.2	Diligence Milestones.

(a)	Licensee, at its sole expense, shall achieve each event listed below (each, a “Diligence Milestone”) by the corresponding achievement date (each, an “Achievement Date”):

Diligence Milestone	Achievement Date
First service contract, memorandum of understanding (MOU), or equivalent	June 30, 2022
Raise $5,000,000 or initial public offering	December 31, 2022
Company reaches $50,000 net sales	December 31, 2022
Company reaches $300,000 net sales	December 31, 2023
Company reaches $1,000,000 net sales	December 31, 2024

(b)	Licensee, upon written request to and approval from APL, may be granted an extension of one or more of the above Diligence Milestones by six (6) months up to two (2) times for a total possible extension of twelve (12) months; provided, that Licensee pays APL five thousand dollars ($5,000.00) per extension. If APL agrees to extend a particular Diligence Milestone, all subsequent Diligence Milestones will be extended by the same time period.

4.	FEES, MILESTONE PAYMENTS, ROYALTIES, AND OTHER CONSIDERATION

	4.1	Annual License Fees.

Licensee shall pay APL annual license fees as follows:

Payment Date	Amount Due
Within 90 days of Effective Date	$10,000
First anniversary of the Effective Date and each year thereafter	$1,500

4.2	Intentionally Omitted.

4.3	Royalties.

(a)	Royalty. As further consideration for the License, during the Royalty Term, Licensee shall pay to APL a non-refundable, non-creditable royalty (the “Royalty”) equal to:

(i)

Eight percent (8%) of quarterly Net Sales of Licensed Services or Licensed Analytic Products, on a Licensed Service-by-Licensed Service or Licensed Analytic Product-by-Licensed Analytic Product basis, regardless of whether sold by Licensee or a Sublicensee or Affiliate of Licensee,

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(ii)	Three percent (3%) of quarterly Net Sales of Licensed Pharmaceutical Products, on a Licensed Pharmaceutical Product- by-Licensed Pharmaceutical Product basis, regardless of whether sold by Licensee or an Affiliate of Licensee, and

(iii)	Eight percent (8%) of quarterly profit or fees realized on each contract performed by Licensee, its Affiliates, and its Sublicensees using any Licensed Service or Licensed Analytic Product, but excluding any amounts otherwise included in Net Sales of Licensed Services or License Analytic Product (the “Non-Sales Fees”).

Notwithstanding Licensee’s obligation to pay to APL the Royalties as specified in this Section 4.3(a), Licensee shall pay to APL minimum annual royalty payments (each, a “Minimum Annual Royalty Payment”) in the amounts and by the dates indicated below:

Payment Date	Minimum Annual Royalty Payment
December 31, 2022	$30,000
December 31, 2023	$80,000
December 31, 2024	$300,000
December 31 of each year after 2024 during the Royalty Term	$300,000

For the avoidance of doubt, Licensee shall pay a Minimum Annual Royalty Payment for a calendar year even if the Royalties for that calendar year do not reach the amount of the Minimum Annual Royalty Payment.

(b)	Licensee shall make quarterly payments to APL of all Royalties due under this Section 4.3 on a quarterly basis as set forth in Section 4.7. If Licensed Products are made, used, imported, or offered for sale by Licensee, any Affiliate and/or any Sublicensee on or before the date of expiration or termination of any Valid Claim or APL Copyright, then Licensee shall pay to APL the full Royalty payment required under this Section 4.3 based on Net Sales earned by Licensee, its Affiliate and/or its Sublicensee from the sale of such Licensed Products, even if such Licensed Products are sold after the date of expiration or termination of this Agreement.

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(c)	Royalty Reduction.

	(i)	Notwithstanding anything in this Section 4.3, if a Third Party Controls a patent relating to a Licensed Product or Licensed Service, a license or other right to which is necessary for the use, manufacture, sale, import, export, performance, or other exploitation of such Licensed Product or Licensed Service without infringing that intellectual property, then Licensee shall have the right (but not the obligation) to obtain a license to such Third Party intellectual property (the “Third Party IP”). In the event Licensee obtains such license, fifty percent (50%) of the royalties that Licensee actually pays to such Third Party for the exploitation of such Licensed Product or Licensed Service in a country during a Calendar Quarter may be credited against Royalties otherwise payable by Licensee to APL under Section 4.3(a) for such Licensed Product or Licensed Service in such country in such Calendar Quarter.

	(ii)	The maximum aggregate reduction in the Royalty otherwise payable by Licensee to APL under Section 4.3(a) with respect to any Licensed Product or Licensed Service in any country during a given Calendar Quarter during the applicable Royalty Term pursuant to Section 4.3(d) shall be fifty percent (50%).

(d)	Royalty Term. Unless prohibited by Applicable Law, Licensee’s obligation to pay Royalties with respect to a Licensed Product or Licensed Service in a particular country in the Territory, even if reduced as provided in this Section 4.3, shall commence upon the First Commercial Sale of such Licensed Product or Licensed Service in such country and shall expire on a country-by-country and Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service basis on the later of (i) the expiration of the last to expire Valid Claim that covers (in whole or in part) a Licensed Product or Licensed Service (if applicable) in such country or (ii) the date that is twenty (20) years after First Commercial Sale of such Licensed Product or Licensed Service in such country (the “Royalty Term”). Upon expiration of the Royalty Term with respect to a Licensed Product or Licensed Service in a country, the License shall become fully paid-up, royalty-free, perpetual, and irrevocable for such Licensed Product or Licensed Service in such country. If a Licensed Product or Licensed Service is not covered by a Valid Claim or APL Copyright at any period during a Royalty Term, then the Royalty otherwise payable shall be reduced by 50%.

4.4	Non-Royalty Sublicensing Income.

	(a)	Licensee shall pay APL on the following graduated scale for NRSI received from each sublicensee, on a per sublicensee basis, for any NRSI that includes an Licensed Analytic Product or Licensed Service:

		(i)	Fifty percent (50%) of the first five-hundred thousand dollars ($500,000) of NRSI received from each sublicensee;

		(ii)	Twenty-Five percent (25%) of NRSI over five-hundred thousand dollars ($500,000) received from each sublicensee.

	(b)	Licensee shall pay APL three percent (3%) of NRSI received from licensees for NRSI on Licensed Pharmaceutical Products.

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4.5	Equity.

(a)	Equity Grant.

(i)	Licensee confirms that Licensee previously issued to APL a warrant to acquire that number of shares of common stock of Licensee equal to five percent (5%) of the outstanding shares of stock of Licensee as of March 31, 2019 (the “2019 Shares”), pursuant to the Stock Purchase Agreement executed in connection with the previous license effective February 27, 2018 between APL and Licensee (the “2018 License”). To the extent that the terms of section 4.5 under this Agreement are inconsistent with the terms of Section 6.2 (b) of the 2018 License, the terms of Section 4.5 under this Agreement shall control.

(ii)	As further consideration for this License, Licensee shall additionally issue to APL that number of shares of common stock of Licensee equal to one percent (1%) of the outstanding shares of stock of Licensee as of the Effective Date (collectively with the 2019 Shares known hereinafter as the “Shares”), pursuant to the Stock Issuance Agreement attached hereto as Appendix D.

(b)	Anti-Dilution. If at any time after the Effective Date and prior to an initial public offering, and before Licensee receives a total of five million dollars ($5,000,000) cash in exchange for the issuance of Licensee’s equity securities and/or debt securities that are convertible into or exercisable or exchangeable for Licensee’s equity securities, Licensee issues any (i) shares of Licensee’s common stock or (ii) securities that are convertible into or exercisable for shares of Licensee’s common stock, then Licensee shall issue additional shares of common stock to APL such that immediately after such issuance to APL the total number of shares of common stock issued to APL under this Section 4.5 remains and constitutes one percent (1%) of the outstanding shares of stock of Licensee.

(c)	Information Rights. If, at any time, prior to an initial public offering, and as long as APL owns any Shares (including any issued pursuant to Section 4.5(b)), Licensee shall promptly provide to APL annual and quarterly financial statements, annual operating plan, and quarterly capitalization table updates. Additionally, Licensee shall provide to APL such other information respecting the business, affairs, and financial condition of Licensee as APL may reasonably request from time to time.

(d)	Preemptive Rights. If, at any time, prior to an initial public offering, if Licensee proposes to offer and sell any equity securities (other than pursuant to an equity incentive plan) (“New Securities”), Licensee shall offer APL its pro rata share (on a fully-diluted, as converted, basis) of such New Securities. Licensee will provide written notice to APL of the anticipated date of the closing of the sale of such New Securities (the “Notice”), which date shall be no less than twenty (20) days after the date of the Notice. APL may exercise its right to purchase all or any of its pro rata portion of the New Securities by providing written notice to Licensee no less than ten (10) days prior to the proposed closing date of the sale of such New Securities. Except as otherwise agreed by the Parties, the equity securities purchased by APL shall be issued under the same terms and subject to the same conditions as those offered to the other purchasers of the New Securities.

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(e)	Registration Rights. Until such time as APL is permitted to sell all of its shares in the Licensee pursuant to Rule 144 under Securities Act of 1933, as amended (the “Securities Act”), if Licensee at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the registrable securities for sale to the public), each such time it will give prompt written notice to APL of its intention to do so. Upon the written request of APL, received by Licensee within thirty (30) days after giving of any such notice by Licensee, to register any of the Shares (including any issued pursuant to Section 4.5(b)), Licensee will use its commercially reasonable efforts to effect such registration, cause it to become effective promptly and maintain it as effective for at least thirty six (36) months (or less if all the shares of capital stock included therein are sooner sold). If so requested by APL, Licensee shall enter into an underwriting agreement in customary form with any underwriter selected by Licensee with respect to such registration. Notwithstanding any other provision of this Section 4.5(e), if the underwriter(s) advise(s) Licensee in writing that marketing factors require a limitation on the number of shares to be underwritten, then Licensee shall so advise APL, and the number of Shares that may be included in the underwriting shall be allocated among stockholders that have notified Licensee of their intention to include shares in the registration, including APL, in proportion (as nearly as practicable) to the number of shares owned by each such stockholder. Notwithstanding anything in this Section, Licensee shall have the right to terminate or withdraw any registration initiated by it before the effective date of such registration, whether or not APL has elected to include Shares in such registration. All expenses incurred by Licensee and APL in connection with any registration hereunder for the Shares (including any issued pursuant to Section 4.5(b)), including reasonable fees and disbursements of accountants and counsel for APL, but excluding underwriting discounts and commissions and transfer taxes, shall be borne solely by Licensee.

(f)	Drag-Along Rights. If, at any time, prior to an initial public offering, the holders of at least a majority of the then-outstanding capital stock of Licensee and the Board of Directors of Licensee approve a sale, in any one transaction or a series of related private transactions (irrespective of how structured), of capital stock of Licensee which, in the aggregate, represents more than fifty percent (50%) of the outstanding capital stock of Licensee on a fully-diluted basis (a “Sale of the Company”), then Licensee has the right to require APL to participate in such Sale of the Company with respect to the Shares (including any issued pursuant to Section 4.5(b)), on a pro rata basis for the same consideration per share and otherwise on the same terms as the other shareholders who are disposing their shares of the same class. APL shall not be required to comply with the foregoing sentence in connection with any proposed Sale of the Company unless:

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(i)	any representations and warranties to be made by APL in connection with such transaction are limited to those related to authority, ownership, and ability to convey title to the Shares;

(ii)	APL shall not be liable for the inaccuracy of any representation or warranty made by any other Person other than Licensee (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of Licensee as well as breach by any stockholder of any identical representations, warranties, and covenants provided by all stockholders);

(iii)	liability shall be limited to APL’s applicable share of a negotiated aggregate indemnification amount that applies equally to all stockholders (not to exceed the amount of consideration payable to the stockholders);

(iv)	upon the consummation of the proposed Sale of the Company each holder of each class or series of capital stock will receive the same amount of consideration per share as is received by other holders in respect of their shares of such class or series of capital stock; and

(v)	subject to clause (iv) above, if any holders of any capital stock of Licensee are given an option as to the form and amount of consideration to be received as a result of the proposed Sale of the Company, all holders of such class or series of capital stock will be given the same option.

(g)	Tag-Along Rights. If, at any time, prior to an initial public offering, any of the shareholders of Licensee propose to sell in any one or more private transactions, capital stock of Licensee which, in the aggregate, represents more than fifty percent (50%) of the outstanding capital stock of Licensee on a fully-diluted basis (other than in a reorganization of Licensee employees) and have not required APL to sell a pro rata portion of its Shares in such transaction, then APL shall have the right to participate in such sale with respect to the Shares (including any issued pursuant to Section 4.5(b)), on a pro rata basis for the same consideration per share and otherwise on the same terms as the other shareholders who are disposing their shares of the same class.

4.6	Currency. All payments hereunder shall be made in U.S. dollars. Royalties in dollars shall be computed by converting the Royalty in the currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the last business day of the relevant calendar quarter for which Royalties are being calculated, as quoted by the United States Federal Reserve Bank.

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4.7	Payment Terms.

(a)	All payments due hereunder are payable by check or wire transfer to the address listed in Section 12.6 or using the wiring instructions provided by APL, as applicable, and shall be deemed received when the complete payment is credited to APL’s bank account. Until all funds are received by APL, the payment by Licensee is not considered to be complete. No transfer, exchange, collection, or other charges, including any wire transfer fees, shall be deducted from such payments.

(b)	Royalties shall be paid by Licensee to APL, in amounts set forth in Section 4.3, for each Calendar Quarter within sixty (60) days of the end of such Calendar Quarter, until the applicable Royalty Term expires. If this Agreement terminates before the end of a Calendar Quarter and the obligation to pay Royalties does not survive such termination, the payment for that terminal fractional portion of a Calendar Quarter shall be made within sixty (60) days after the date of termination of this Agreement.

(c)	All payments (including Royalties and Milestone Payments) payable hereunder that are overdue shall bear interest until paid at a rate equal to one and one half percent (1.5%) per month, but in no event to exceed the maximum rate of interest permitted by Applicable Law. This provision for interest shall not be construed as a waiver of any rights APL has as a result of Licensee’s failure to make timely payment of any amounts.

4.8	Taxes.

(a)	In the event that any taxes, withholding or otherwise, are levied by any taxing authority of any Governmental Authority in connection with accrual or payment of any Royalties or other payments payable to APL under this Agreement, Licensee shall be solely responsible to pay such taxes to the local tax authorities on behalf of APL, as a nonprofit, tax-exempt organization as defined in Section 501(c)(3) of the Internal Revenue Code.

(b)	Should Licensee be required under any Law of any Governmental Authority to withhold or deduct any portion of the payments on Royalties or other payments due to APL, then the sum payable to APL shall be increased by the amount necessary to yield to APL an amount equal to the sum it would have received had no withholdings or deductions been made. No such withholdings or deductions shall be creditable against any payments Licensee makes or is required to make to APL. APL shall cooperate reasonably with Licensee in the event Licensee elects to assert, at its own expense, any exemption from any such tax or deduction.

4.9	Payments and Reports Due During Pendency of Any Dispute. All payments and obligations accrued and owing hereunder shall be and remain due and owing notwithstanding any dispute between the Parties hereto, and any such dispute shall not suspend any obligations of the Parties under this Agreement. Licensee understands and agrees that all payments made by Licensee to APL shall be non- refundable even if the APL IP is later determined by a court of competent jurisdiction to be invalid or not applicable to any particular Licensed Product or Licensed Service. In addition, during the pendency of any dispute Licensee must continue to submit all reports required hereunder.

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5.	REPORTS AND RECORDS

5.1	Diligence Reports.

(a)	During the Term, Licensee shall deliver to APL a written annual diligence report (each, a “Diligence Report”) within thirty (30) days of the end of each Calendar Year. Each Diligence Report will cover Licensee’s (and any of its Affiliates’ and Sublicensees’) activities related to the development and commercialization of all Licensed Products and Licensed Services and obtaining any Governmental Approvals necessary for commercialization of Licensed Products and Licensed Services.

(b)	Each Diligence Report shall be in the same form and substance as the Form of Diligence and Annual Report set forth in Appendix F, and will include information to demonstrate the progress made in the development and commercialization of Licensed Products and Licensed Services during the applicable year, and at a minimum shall include the following to the extent applicable:

(i)	summary of development and commercialization conducted during such period;

(ii)	key scientific and technical discoveries;

(iii)	summary of work in progress;

(iv)	good faith estimate of resources (dollar value) spent by or on behalf of Licensee, its Affiliates and its Sublicensees in the reporting period on the development and commercialization of Licensed Products and Licensed Services; and

current schedule of anticipated events or milestones, including anticipated timeline for achievement of the Diligence Milestones.

Royalty Reports are Confidential Information of Licensee.

5.2	Royalty Reports.

(a)	No later than sixty (60) days after the end of each Calendar Quarter, Licensee shall provide to APL a written report (each, a “Royalty Report”) covering all sales of Licensed Products and Licensed Services in the Territory by Licensee, its Affiliates, and Sublicensees, all profits or fees realized on contracts performed by Licensee, its Affiliates, and Sublicensees using Licensed Products or Licensed Services, as well as all NRSI received by Licensee, its Affiliates, and Sublicensees.

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(b)	Each such Royalty Report shall be in the same form and substance as the Form of Quarterly Sales and Royalty Report as set forth in Appendix G, and at a minimum shall set forth in reasonable detail:

(i)	the total gross sales (including all service, implementation, maintenance and other related fees) for each Licensed Product and Licensed Service on a country-by-country basis;

(ii)	the calculation of the amount of Net Sales for each Licensed Product and Licensed Service on a country-by-country basis;

(iii)	the Non-Sales Fees on a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service basis;

(iv)	pursuant to Section 4.3, the calculation of the amount of Royalties due on such Net Sales for each Licensed Product and Licensed Service on a country-by-country basis, and the Non-Sales Fees for each Licensed Product and Licensed Service, including any exchange rate used and any offsets against or decreases in Royalties due pursuant to Section 4; and

(v)	the NRSI on a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service basis.

Royalty Reports are Confidential Information of Licensee.

5.3	Books and Records. For a period of five (5) years from the date of each report pursuant to Section 5.2, Licensee shall maintain accurate books and records adequate to verify the Royalties and Milestone Payments due and payable under this Agreement. Such books and records shall be maintained at Licensee’s principal place of business and shall be available for inspection in accordance with Section 5.4.

5.4	Audit. Licensee shall make available its books and records for audit by an independent certified public accountant or accounting firm selected by APL and reasonably acceptable to Licensee (the “Independent Accountant”), on reasonable notice (but not less than five (5) business days) during regular business hours, not to exceed once per calendar year, and following the initial public offering, not during the period in which the independent public accounting firm engaged by Licensee is conducting its annual audit of Licensee’s financial statements. Licensee’s acceptance of APL’s selection of said Independent Accountant shall not be unreasonably withheld. Such Independent Accountant shall not disclose to APL any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Independent Accountant performing such verification shall be borne by APL, unless the audit reveals an underpayment of Royalty by more than five percent (5%), in which case the cost of the audit shall be paid by Licensee.

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5.5	Licensee Self-audit. Prior to an initial public offering Licensee will conduct an independent audit of sales, Non-Sales Fees, NRSI, and Royalties paid and payable to APL at least once every two (2) years if the cumulative sum of annual sales of Licensed Products and Licensed Services, annual Non-Sales Fees, and annual NRSI exceeds Ten Million Dollars ($10,000,000). The audit will address the amount of gross sales and gross profits for contracts, by or on behalf of Licensee, its Affiliates, and Sublicensees during the audit period, the amount of funds owed to APL under this Agreement, and whether the amount owed has been paid to APL, as reflected in the records of Licensee, its Affiliates, and Sublicensees. Licensee shall pay all self-audit costs and shall submit the auditor’s report promptly to APL upon completion. The independent certified public accountant or accounting firm may include the accounting firm that Licensee engages to audit its financial statements.

6.	COMPLIANCE WITH LAWS

6.1	Compliance with Applicable Laws. Licensee shall at all times during the Term and for so long as it shall exercise its rights to the APL IP under the License comply with all Laws that may apply with respect to the import, export, manufacture, use and other commercial exploitation of the APL IP or any other activity undertaken pursuant to this Agreement.

6.2	Government Rights. Licensee understands that the APL IP may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any funding agreement and any applicable Law. If there is a conflict between a funding agreement with the Government, applicable Law, and this Agreement, the terms of the funding agreement with the Government or applicable Law shall prevail. Specifically, this Agreement may be subject to terms and conditions specified in the Federal Laws, and Licensee agrees to take all reasonable action necessary on its part to enable APL to satisfy its obligations thereunder, relating to the APL IP.

6.3	Export Control Regulations. It is understood that APL and Licensee are subject to United States Laws controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that the obligations of APL hereunder are contingent on compliance with applicable United States export Laws. The transfer of certain technical data and commodities may require a license from the cognizant agency of the Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. APL neither represents that a license shall or shall not be required nor that, if required, it shall be issued. Licensee represents and warrants that it will comply with, and will cause its Sublicensees and Affiliates to comply with all United States export control Laws, rules, and regulations. Licensee is solely responsible for any violation of such Laws by itself or its Affiliates or Sublicensees, and it will indemnify, defend, and hold APL and its Affiliates harmless for the consequences of any such violation.

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6.4	Committee on Foreign Investment in the United States. The regulations of the Government require submission of a declaration or notice to the Committee on Foreign Investment in the United States forty-five (45) days before consummation of certain transactions with a foreign person. In order to facilitate the exchange of technical information under this Agreement, Licensee shall not, without appropriate prior notice to the Committee on Foreign Investment in the United States and simultaneous prior written notice to APL, pursue or complete any covered transaction as defined under 31 CFR 800.207 or 31 CFR 801.210. Failure by Licensee to provide such prior written notice to APL or appropriate prior notice to the Committee on Foreign Investment in the United States shall constitute a material breach of this Agreement. APL, at its sole discretion, may allow Licensee to cure such material breach in accordance with Section 11.2(b). APL neither represents that notice to the Committee on Foreign Investment in the United States of any particular transaction is required, nor that, if required, any such transaction will be permitted to proceed by the Government.

7.	INTELLECTUAL PROPERTY

7.1	Improvements.

(a)	Licensee hereby grants to APL a non-exclusive, fully paid up, perpetual, irrevocable, and worldwide license under Licensee-owned Improvements for internal research and development use for its non-profit purposes, including educational, clinical, public service, and government purposes.

(b)	APL hereby grants to Licensee a non-exclusive, fully paid up, perpetual, irrevocable, and worldwide license, within the Field of Use and Territory, for any APL-owned Improvements created by one or more APL employees where said Improvements were fully funded by License under a separate research and development agreement, wherein this section 7.1(b) is subject to the terms and conditions of said separate research and development agreement.

(c)	APL grants to Licensee an exclusive option to negotiate a license, within the Field of Use and Territory and subject to any contractual or statutory restrictions, for any APL-owned Improvements created by one or more APL employees and not funded by Licensee. Licensee may exercise said option within ninety (90) days of Licensee’s notice of said Improvement by informing APL in writing. Upon exercise of said option, and for a reasonable period not to exceed sixty (60) calendar days, APL and Licensee agree to negotiate in good faith to establish the terms of a new license agreement or an amendment to this License.

(d)	Upon request by APL or Licensee, the other party shall provide a report of available Improvements within the field of use to the requesting party within sixty (60) days. Upon request, Improvements subject to Section 7.1(a) or Section 7.1(b), shall be provided within ninety (90) days, subject to the terms of this agreement.

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7.2	Patent Costs. The Parties shall each pay for X percent (X%) of the costs of patent preparation, filing, prosecution, maintenance, and management, including all interferences, reissues, re-examinations, oppositions, or requests for patent term extensions, including reasonable attorneys’ fees (collectively, “Patent Costs”), for each APL Patent Right. Licensee shall reimburse APL for X percent (X%) of all past Patent Costs for each APL Patent Right within thirty (30) days of receipt of an invoice from APL, which will indicate the total number of licensees for each APL Patent Right. For each APL Patent Right, Licensee agrees to pay to APL X percent (X%) of all future Patent Costs incurred after the Effective Date and throughout the Term hereof. For these purposes, X is 1 divided by the total number of licensees (including APL) of the APL Patent Rights times 100. For example, if there are 4 licensees, each licensee is responsible for ¼ or 25% of the Patent Costs. Licensee may terminate its obligation with respect to future Patent Costs for a particular APL Patent Right in any particular country upon three (3) months advance written notice to APL. Upon APL’s receipt of such notice, Licensee’s rights under any license to such APL Patent Rights shall terminate immediately. APL may elect to maintain such APL Patent Rights at its sole discretion and expense and shall be free to license any such rights to Third Parties without further obligation to Licensee with respect to such terminated APL Patent Rights.

7.3	Patent Prosecution and Maintenance. APL or its designee shall have sole control over the filing, prosecution, maintenance, and management of all issued patents and pending and future patent applications encompassing the APL Patent Rights. During the Term of this Agreement, APL shall keep Licensee reasonably informed, at Licensee’s expense, of substantive official actions and written correspondence with any patent office regarding APL Patent Rights. APL will provide Licensee with draft copies of any nonprovisional patent applications claiming inventions(s) included in the materials listed in Appendices A, B, or C, at least seven (7) days in advance of filing. Licensee shall provide any feedback to APL within five (5) days. If no feedback is received, or if filing deadlines require, APL will proceed with the filing in order to meet such deadlines. APL will be under no obligation to incorporate feedback provided by Licensee into the patent applications prior to filing.

7.4	Third Party Infringement and Invalidity.

(a)	Notification. Each Party will notify the other promptly in writing when any actual, alleged or threatened infringement of APL IP by another is discovered or reasonably suspected.

(b)	Licensee’s First Right to Enforce. Licensee shall have the first right, at its own expense, to enforce the APL IP licensed under Section 2.1 against any infringement or alleged infringement thereof in the Field of Use. Licensee shall not initiate an infringement action without the prior written consent of APL, which consent shall not be unreasonably withheld or delayed, and without a good faith belief in the validity of the asserted claims of infringement after reasonable investigation. Licensee shall consult with and keep APL informed of the status of any action. Licensee may, at its own expense, control and defend such action in a manner consistent with the terms of the Agreement.

(c)	No Final Disposition Without APL Consent. No settlement, consent judgment or other voluntary final disposition of an infringement suit may be concluded without the prior written consent of APL, which consent shall not be unreasonably withheld or delayed. APL shall reasonably cooperate in any such litigation at Licensee’s sole expense.

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(d)	APL’s Secondary Right to Enforce. Licensee understands and agrees that APL has no obligation to bring suit against Third Parties for infringement of APL IP. However, if Licensee does not initiate an infringement action with respect to the APL IP licensed under Section 2.1 within ninety (90) days after notification of the alleged infringement, then APL may, at its sole option and expense, take whatever steps APL deems necessary (consistent with the terms hereof) to enforce any APL IP, to control, settle, and defend any patent infringement suit APL may bring in any court of competent jurisdiction, and to recover for APL’s own account any resulting damages, awards, or settlements. Upon initiation of any action to enforce the APL IP by APL, Licensee shall thereafter have no right to enter into a sublicense or otherwise reach an agreement with the alleged infringer that would have the effect of settling, terminating, or foreclosing APL’s action.

(e)	Patent Invalidity Suit. Licensee shall defend at Licensee’s expense any declaratory judgment or other action brought by a Third Party naming Licensee or APL, or their respective Affiliates, as a defendant and alleging invalidity of any APL IP licensed under Section 2.1; provided, however, Licensee shall not defend such action to the extent that such action resulted from the gross negligence or willful misconduct of such APL Indemnitee or material breach of this Agreement by APL; and , and provided further that APL notifies Licensee promptly of any such lawsuit, claim, demand or other action. APL in its discretion may elect to solely defend any such action at its own expense, in which case Licensee shall cooperate fully with APL in connection therewith.

(f)	Recovery. Licensee shall pay to APL a share of forty percent (40%) of any infringement recovery by Licensee in connection with each suit or settlement, less reasonable attorneys’ fees and out-of-pocket expenses paid to Third Parties, which shall be equally apportioned between Licensee and APL.

8.	INDEMNIFICATION, ASSUMPTION OF LIABILITY, LIMITATION OF LIABILITY, DISCLAIMERS, AND INSURANCE

8.1	Indemnification. Licensee will defend, with counsel reasonably acceptable to APL, indemnify, and hold harmless APL and its Affiliates, and its and their trustees, officers, faculty, employees, and students (the “APL Indemnitees”) against any and all losses, expenses, claims, actions, lawsuits, and judgments thereon (including attorney’s fees through the appellate levels) (collectively “Liabilities”) which may be brought against APL Indemnitees by Third Parties as a result of or arising out of: (a) any negligent act or omission of Licensee, its Sublicensees or Affiliates, or its or their agents or employees; (b) any breach of this Agreement; or (c) the manufacture, use, production, sale, offer for sale, lease, importation, consumption, or advertisement by Licensee, its Sublicensees or Affiliates, or its or their agents or employees of any Licensed Products, Licensed Services, or APL IP licensed under Section 2.1; provided, however, Licensee shall not defend, indemnify, or hold harmless any APL Indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the gross negligence or willful misconduct of such APL Indemnitee. APL and Licensee shall promptly notify the other Party of any lawsuit, claim, demand, or other action related to the APL IP. Licensee’s obligation to indemnify APL Indemnitees shall survive the expiration or termination of this Agreement, and shall continue after any assignment of this Agreement by Licensee under Section 12.2.

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8.2	Assumption of Liability. Licensee hereby assumes full liability for any and all lawsuits, claims, demands, judgments, costs, fees (including attorney’s fees), expenses, injuries, or losses arising from or relating to the Licensed Products, Licensed Services, or any APL IP licensed under Section 2.1 provided, however, Licensee shall not be responsible for any Liabilities to the extent that such Liabilities are finally determined to have resulted from the gross negligence or willful misconduct of APL.

8.3	Limitation of Liability.

(a)	APL and its Affiliates shall have no liability to Licensee for any loss or damages Licensee may incur as a result of the invalidity of any of the APL Patent Rights.

(b)	APL and its Affiliates shall have no responsibility with respect to Licensee’s own trademarks and trade name, and Licensee in respect to the use thereof will defend, indemnify, and hold harmless APL and its Affiliates against any and all Third Party claims.

(c)	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, LOST PROFIT, EXPECTATION, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE. EXCEPT WITH RESPECT TO EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS, APL’S TOTAL LIABILITY FOR ANY AND ALL CLAIMS OR ACTIONS ARISING FROM OR RELATED TO THIS AGREEMENT WILL IN NO EVENT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO APL.

8.4	DISCLAIMER OF WARRANTIES. APL AND ITS AFFILIATES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIM ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITION OF ANY APL IP, LICENSED PRODUCT OR LICENSED SERVICE, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF SUCH APL IP, LICENSED PRODUCT OR LICENSED SERVICE. APL PROVIDES LICENSEE THE RIGHTS GRANTED UNDER THIS AGREEMENT AS IS AND WITH ALL FAULTS, AND MAKES NO WARRANTY OR REPRESENTATION (A) REGARDING THE VALIDITY OR SCOPE OF THE APL IP; (B) THAT EXPLOITATION OF THE APL IP WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; OR (C) THAT ANY THIRD PARTY IS NOT CURRENTLY INFRINGING OR WILL NOT INFRINGE THE PATENT RIGHTS.

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8.5	Insurance.

(a)	Prior to First Commercial Sale of any Licensed Product or Licensed Service, Licensee shall obtain and maintain comprehensive general liability insurance, including insurance for product liability, professional liability, worker’s compensation, and umbrella coverage with a reputable and financially secure insurance carrier, to cover any liability arising from or relating to the Licensed Products or Licensed Services. Such insurance policy shall also name the APL Indemnitees as additional insureds. Licensee shall furnish a Certificate of Insurance or other evidence of compliance with this insurance requirement upon APL’s request. All insurance obtained by Licensee shall be primary coverage; any other insurance that may be obtained by APL or APL Indemnitees will be excess and noncontributory.

(b)	Licensee shall not cancel such insurance without thirty (30) days prior notice to APL. Unless replaced by comparable insurance, such cancellation shall be cause for termination of this Agreement.

9.	MARKING AND STANDARDS

9.1	Licensee agrees to mark and have its Sublicensees mark any and all Licensed Products (or their containers or labels) that are made, sold, or otherwise disposed of by Licensee or Sublicensees under the License, in accordance with any applicable marking statute; provided, that Licensee does not need to mark Licensed Products (or their containers or labels) if such Licensed Products are used solely for Licensee’s own internal research purposes and/or used for validation studies on Licensee’s behalf.

9.2	Licensee shall act in good faith to maintain satisfactory standards in respect to the nature of the Licensed Product or Licensed Service manufactured and/or sold by Licensee. Licensee shall act in good faith to ensure that all Licensed Products or Licensed Services manufactured and/or sold by it shall be of a quality that is appropriate to products or processes of the type here involved. Licensee agrees that similar provisions shall be included in all Sublicenses.

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10.	CONFIDENTIALITY

10.1	Confidential Information. From time to time during the Term, a Party (the “Disclosing Party”) may disclose or make available to the other Party (the “Receiving Party”) information about its business affairs, confidential intellectual property, trade secrets, Know-How, copyrights, trademarks, designs, data, algorithms, code, patent applications and oral communications relating to the Disclosing Party’s IP, Third Party confidential information, and other sensitive or proprietary information, with such information indicated and/or marked by the Disclosing Party to be “Confidential” or “Proprietary” (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence:

(a)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 10 by the Receiving Party or any of its employees, agents or representatives;

(b)	is or becomes available to the Receiving Party on a non-confidential basis from a Third Party source, provided, that such Third Party is not and was not prohibited from disclosing such Confidential Information;

(c)	was known by or in the possession of the Receiving Party or its employees, agents or representatives prior to being disclosed by or on behalf of the Disclosing Party; or

(d)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

10.2	Receiving Party Obligations. The Receiving Party shall:

(a)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement;

(c)	not disclose any such Confidential Information to any Person, except to the Receiving Party’s its Affiliates’ employees, agents or representatives who need to know the Confidential Information to assist the Receiving Party (or its Affiliates), or act on its behalf, to exercise its rights or perform its obligations under this Agreement and who are bound by written obligations of confidentiality and restrictions on use that cover such Confidential Information and are at least as stringent as those set forth in this Agreement; and

(d)	immediately notify the Disclosing Party upon discovery of an unauthorized disclosure or use of such Confidential Information, cooperate with the Disclosing Party to retrieve such Confidential Information, and take reasonable steps to prevent any further unauthorized disclosure or use of such Confidential Information.

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10.3	Court or Government Order. Notwithstanding anything in this Agreement to the contrary, the Receiving Party may make disclosures of Confidential Information of the Disclosing Party to the extent required to be disclosed pursuant to applicable federal, state or local Law or a valid order issued by a court or governmental agency of competent jurisdiction; provided, that (a) the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to disclosure, (b) the Receiving Party reasonably cooperates with the Disclosing Party’s efforts to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure, and (c) the Receiving Party discloses only that portion of the Confidential Information that is legally required to be disclosed.

10.4	Return Of Confidential Information. Upon expiration or termination of this Agreement, the Receiving Party and its employees, agents and representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and, at the Disclosing Party’s written request, certify in writing to the Disclosing Party that such Confidential Information has been destroyed.

10.5	APL Right to Publish. APL may publish manuscripts, abstracts or the like describing any APL IP, provided that such publications do not contain any of Licensee’s Confidential Information, unless APL obtains the prior written approval of Licensee to include Licensee’s Confidential Information in any such publications. APL shall provide thirty (30) days written notice to Licensee for Licensee’s review and comments of each proposed publication that contains Licensee’s Confidential Information.

10.6	Remedies. The Receiving Party shall be responsible for any breach of this Section 10 caused by any of its employees, agents, or representatives. The Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party to prevent the breach or threatened breach of this Section 10 and to secure its enforcement, in addition to all other remedies available at Law.

10.7	Survival. The provisions of this Section 10 shall survive the expiration or termination of this Agreement for ten (10) years, except that the provisions of this Section 10 shall be perpetual with respect to trade secrets.

11.	TERM; TERMINATION

11.1	Term. This Agreement shall commence as of the Effective Date and remain in force until the expiration of all applicable Royalty Terms unless terminated earlier as provided herein (the “Term”).

11.2	Termination.

(a)	For Convenience. Licensee shall have the right to terminate this Agreement upon sixty (60) days prior written notice to APL; provided, that Licensee ceases (i) using the License, (ii) developing, making, using, selling or otherwise exploiting Licensed Products or Licensed Services, and (iii) certifies that it has returned or destroyed all proprietary and confidential Know-How in its (and its Affiliates’ and Sublicensees’) possession.

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(b)	For Material Breach. APL and Licensee shall each have the right to terminate this Agreement if the other Party commits a material breach of an obligation under this Agreement and fails to cure any such breach within sixty (60) days of receipt of written notice from the non-breaching Party. If the material breach is not curable, or if not cured within such period, the non- breaching Party may terminate this Agreement effective immediately. A material breach shall include but not be limited to the following: (i) failure to deliver to APL any payment at the time such payment is due under this Agreement, (ii) failure to meet or achieve a Diligence Milestone by the applicable Achievement Date (and any permitted extension), (iii) failure to possess and maintain required insurance coverage, and (iv) delivery of a false report to APL. Such termination shall be effective upon further written notice to the breaching Party after failure by the breaching Party to cure. If Licensee commits a material breach of an obligation under this Agreement and fails to cure any such breach within sixty (60) days of receipt of written notice from APL, APL, instead of terminating this Agreement, may, in its sole discretion, elect to convert the License into a non-exclusive license.

(c)	For Insolvency. The License and rights granted in this Agreement have been granted on the basis of the special capability of Licensee to perform research and development work leading to the manufacture and commercialization of the Licensed Product(s) or Licensed Service(s). Accordingly, Licensee covenants and agrees that in the event any proceedings under Title 11, United States Code or any amendment thereto, be commenced by or against Licensee, and, if against Licensee, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event Licensee shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the License hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which Licensee is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by Licensee and, APL, at the election of APL, but not otherwise, ipso facto, and without notice or other action by APL, may terminate this Agreement and all rights of Licensee hereunder and all rights of any and all persons claiming under Licensee.

(d)	For Patent Challenge. APL may terminate this Agreement immediately if Licensee or any of its Sublicensees or Affiliates directly or indirectly initiate or prosecute any lawsuit or any other civil or administrative proceeding making any claim or counterclaim, of any kind in any court, tribunal, agency, or governmental entity anywhere in the world, challenging the validity or enforceability of the APL Patent Rights. Licensee or any of its Sublicensees or Affiliates shall provide advance written notice to APL before Licensee or any of its Sublicensees or Affiliates initiates such challenge, and shall pay royalties to APL at the rate of two (2) times the rates provided for in Section 4.3(a) during the pendency of the challenge. Should the outcome of such challenge determine that any claim of APL Patent Rights is both valid and infringed, Licensee or any of its Sublicensees or Affiliates shall thereafter pay royalties to APL at the rate of three (3) times the rates provided for in Section 4.3(a). Licensee or any of its Sublicensees or Affiliates shall pay APL directly all royalties due under this Section 11.2(d) instead of paying such royalties into an escrow or other similar account. In the event that the challenge brought by Licensee or any of its Sublicensees or Affiliates is successful, Licensee or any of its Sublicensees or Affiliates will not have the right to recover or recoup any royalties paid before or during the pendency of the challenge. Whether the challenge brought by the Licensee or any of its Sublicensees or Affiliates is successful or unsuccessful, Licensee or any of its Sublicensees or Affiliates shall be required to pay for all reasonable costs and attorney fees incurred by APL as a result of the challenge.

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11.3	Effects of Termination.

(a)	Upon termination of this Agreement for any reason, Licensee shall remain responsible to pay to APL any amounts accrued and due to APL under this Agreement as of the effective date of such termination. Any termination of this Agreement shall be without prejudice to APL’s right to recover all amounts accruing to APL prior to the effective date of termination. Except as otherwise provided, should this Agreement be terminated for any reason, Licensee shall have no rights, express or implied, under any intellectual property rights which are the subject matter of this Agreement, nor have the right to recover any Royalties, fees, payments, or costs paid to APL hereunder.

(b)	Upon termination, except under Section 11.2(a), Licensee shall have the right to dispose of Licensed Products then in its possession and to complete existing contracts for such Licensed Products, so long as contracts are completed within six (6) months from the date of termination, and subject to the payment of Royalties to APL as provided in Section 4 hereof. Licensee agrees to destroy progeny and derivatives thereof remaining in Licensee’s possession after six (6) months from the date of termination. Failure to terminate on any basis shall not prejudice or impact APL’s rights and ability to subsequently terminate for the same or a related basis.

(c)	Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Licensee agrees that breach of terms of this Agreement would immediately and irreparably damage APL in a way not capable of being fully compensated by monetary damages and accordingly, APL is entitled to seek injunctive relief in addition to such other relief to which it may be entitled at Law or in equity.

11.4	Survival. All representations, warranties, covenants, and agreements made herein and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. In addition and for avoidance of doubt, the following sections shall survive any termination or expiration: Sections 1 (Definitions), 4.3(b) (Royalty Upon Termination or Expiration), 4.5 (Equity), 4.7 (Payment Terms), 5.3 (Books and Records), 8 (Indemnification, Assumption of Liability, Limitation of Liability, Disclaimers, and Insurance), 10 (Confidentiality), 11 (Term; Termination), and 12 (Miscellaneous Provisions). In addition, if Licensee is required to continue to pay Royalties on Net Sales after termination or expiration, then all of the terms and conditions of this Agreement shall remain in full force and effect other than Sections 2 (License Grant), 3 (Diligence), 4.1 (Annual License Fees), 4.2 (Milestone Payments), 5.1 (Diligence Reports), and 7 (Intellectual Property).

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12.	MISCELLANEOUS PROVISIONS

12.1	Restrictive Covenant. Certain employees of APL possess knowledge, expertise, or skills that are related to the APL IP that is licensed hereunder to Licensee (“Key Employees”). During the Term and for a period of two (2) years thereafter, neither Licensee nor any of its Affiliates or its or their representatives, will solicit, recruit, or hire any Key Employee of APL to work for another party other than APL, or engage in any activity that would cause any Key Employee of APL to violate any agreement with APL.

12.2	Assignment.

(a)	Licensee may assign or delegate its rights or obligations under this Agreement only under the following circumstances:

(i)	by providing APL with written notice of the proposed assignment, including the proposed assignee’s contact information, at least thirty (30) days prior to the date of assignment, and obtaining APL’s express written consent to the proposed assignment, which consent shall not be unreasonably withheld; or

(ii)	as part of a sale or change of control, regardless of whether such a sale or change of control occurs by operation of Law or through an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business.

(b)	Prior to any assignment (including an assignment by operation of Law), (i) the proposed assignee must agree in writing to APL to be bound by this Agreement, and (ii) Licensee must pay APL an assignment fee in the amount of twenty thousand dollars ($20,000) due within thirty (30) days of assignment agreement execution.

(c)	Any attempt by Licensee to assign this Agreement that fails to comply with Section 12.2(a) and 12.2(b) is null and void.

(d)	This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of APL and Licensee.

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12.3	Use of Name.

(a)	Except as specifically provided in this Section 12.3, nothing contained in this Agreement confers any right to either party hereto to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party hereto (including any contraction, abbreviation, or simulation of any of the foregoing).

(b)	The name of The Johns Hopkins University Applied Physics Laboratory LLC, The Johns Hopkins University or any of its constituent parts, or any contraction thereof (collectively, the “JHU Names”), shall not be used for any purpose in any advertising, promotional literature, Web sites, electronic media applications, sales literature, fundraising documents, press releases, or other print or electronic communications, without prior written consent from an authorized representative of APL, or the respective institution, as applicable. Any request to make use of any names under the JHU Names shall be made at least fifteen (15) business days’ in advance of any proposed use and shall be made by written request.

(c)	APL may disclose to all APL inventors or creators of APL IP licensed under Section 2.1 the terms and conditions of this Agreement upon their request.

(d)	APL may acknowledge to Third Parties the existence of this Agreement and the extent of the Licenses granted to Licensee under Section 2.1, but APL shall not disclose the financial terms of this Agreement to Third Parties, except where APL is required by law to do so. Licensee hereby grants APL permission to include Licensee’s name and a link to Licensee’s website in APL’s annual reports and on APL’s website to showcase technology transfer-related stories.

(e)	Licensee may acknowledge to Third Parties the existence of this Agreement and the extent of the Licenses granted to Licensee under Section 2.1, but Licensee shall not disclose the financial terms of this Agreement to Third Parties, except where APL is required by law to do so or to potential investors that have executed confidentiality agreements with terms at least as stringent as those in Section 10.

(f)	APL shall have the right to list Licensee and display the logotype or symbol of Licensee on APL’s website and on APL publications.

12.4	Independent Parties. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture, or similar relationship between the Parties other than that of a licensor/licensee. Neither Party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty, or representation binding on the other.

12.5	Notice of Claim. Each Party shall give the other Party or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement.

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12.6	Notices. Any notice, request, approval, or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or e- mail address shown below or such other address or e-mail address as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via overnight courier, one (1) business day after deposit with the courier service; or if sent via e-mail, upon confirmation of receipt by the intended recipient.

For APL:	with a copy (which shall not constitute notice) to:

The Johns Hopkins University

Applied Physics Laboratory LLC

Attn: Office of Technology Transfer

11100 Johns Hopkins Road

Laurel, MD 20723-6099

E-mail:

Royalty and other payments to APL shall be

addressed as follows:

The Johns Hopkins University

Applied Physics Laboratory

Attention: Accounting & Finance Group

Development Fund Accountant

MS: MP1-S186

11100 Johns Hopkins Road

Laurel, MD 20723-6099

For Licensee:	with a copy (which shall not constitute notice) to:

Bullfrog AI, Inc.

P.O. Box 336

Boyds, Maryland 20841

E-Mail: vin@bullfrogai.com

12.7	No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing and signed by the Party waiving. Any provision hereof prohibited by or unenforceable under any applicable Law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted without affecting any other provision of this Agreement, which shall be interpreted so as to most fully achieve the intentions of the Parties.

12.8	Entire Agreement. Except for the 2018 License, this Agreement supersedes all previous agreements and understandings relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the Parties hereto and shall not be amended or altered in any respect except in a writing executed by the Parties. In the event of conflicting terms between this License and the 2018 License, the terms of this License will control.

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12.9	No Agency. Licensee agrees that no representation or statement by any APL employee shall be deemed to be a statement or representation by APL, and that Licensee was not induced to enter this Agreement based upon any statement or representation of APL, or any employee of APL. APL is not responsible for any publications, experiments, or results reported by any APL employee prior to, or after, the Effective Date.

12.10	Binding Agreement. Exchange of this Agreement in draft or final form between the Parties shall not be considered a binding offer, and this Agreement shall not be deemed final or binding on either Party until the final Agreement has been signed by both Parties.

12.11	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any Party hereto, shall impair any such right, power, or remedy to such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

12.12	No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12.13	Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

12.14	Interpretation. All references to particular Exhibits, Articles, or Sections shall mean the Exhibits to, and Sections and Articles of, this Agreement, unless otherwise specified. Any reference herein to any defined term shall include both the singular and the plural, whether or not both forms are included in the reference. The words “including,” “include,” and “includes” and the phrases “such as,” and “for example,” and the equivalents of such words and phrases shall be deemed to be followed by “without limitation.” Unless otherwise specified, any action requiring the consent of a Party shall be read to mean that such Party is expected to act reasonably in considering whether to provide consent and that consent, if provided, shall be provided without unreasonable delay. As used herein, any calculation of an equity interest on a “fully diluted basis” shall be performed assuming the conversion of all outstanding shares of preferred stock into common stock and the exercise, conversion and/or exchange of all outstanding stock options and warrants to acquire shares of capital stock or any other securities exercisable, convertible and/or exchangeable into shares of capital stock. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof shall be deemed to include the applicable then-current amendments or any replacement Law or article, section or other division thereof.

12.15	Governing Law. The laws of the State of Maryland, without giving effect to its choice of law provisions, shall govern all matters arising out of or relating to this Agreement, including its interpretation, construction, performance, and enforcement. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be brought in the Circuit Court for Baltimore City or in the United States District Court for the District of Maryland. Each of the Parties waives, to the fullest extent permitted by law, any objection which it may now or later have to the exclusive jurisdiction of or the laying of venue in the Circuit Court for Baltimore City, Maryland or the United States District Court for the District of Maryland, including any objections based upon inconvenient forum. The Parties agree that a final judgment in any such suit, action, or proceeding may be enforced in other jurisdictions as provided by law. As specifically provided by Md. COMMERCIAL LAW Code Ann. § 22-104, APL and Licensee agree that this Agreement shall not be governed by the Maryland Uniform Computer Information Transactions Act as adopted in Maryland under Title 22 of the Commercial Law Article of the Maryland Annotated Code, as may be amended from time to time.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

Bullfrog AI, Inc	The Johns Hopkins University Applied Physics Laboratory LLC

Signature	Signature

Vininder Singh	Jim Broskow
Printed Name	Printed Name

CEO	Tech Transfer AGS
Printed Title	Printed Title

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APPENDIX A

APL Patent Rights

APL ID#	US Patent App. No.	Filing/Issue Date	Title
3591-SPL	U.S. Patent No. 10,146,801	12/04/2018	“Apparatus and Method for Distributed Graph Processing”
4097-SPL	U.S. Patent No. 10,936,965	03/02/2021	“Method and Apparatus for Analysis and Classification of High Dimensional Data Sets”
4601-SPL	U.S. Patent No. 10,839,256	11/17/2020	“Generalized Model” Low Entropy Mixture

APPENDIX B

APL Copyrights

APL ID#	IP Protection	Title
6191-SPL	Copyright	Software and documentation for the PROMETHEUS software package for correlation, probabilistic, and network analysis
5863-SPL	Copyright	Software and documentation for the SEAGULL software package for time-series analysis
5849-SPL	Copyright	Software and documentation for Clique Tree Mixture Model for probabilistic analysis within the PROMETHEUS analytic software package
6644-SPL	Copyright	Software and documentation for the Minimum Subspace for Maximum Information algorithm within the PROMETHEUS analytic software package
6645-SPL	Copyright	Software and documentation for the Unsupervised Determination of Maximum Information Spaces algorithm within the PROMETHEUS analytic software package
3591-SPL	Copyright	Software and documentation for “Socrates: Scalable Graph Analytics”
3592-SPL	Copyright	Software and documentation for “Activity Pattern Exploration – APEX”
4097-SPL	Copyright	Software and documentation for “Clique Tree”; as implemented within Socrates
4601-SPL	Copyright	Software and documentation for “Generalized Low Entropy Mixture Model (Galileo)”
4463-SPL	Copyright	Software and documentation for “Scalable Correlation Engine”
5850-SPL	Copyright	Software and documentation for “Random Subspace Mixture Model”

APPENDIX C

APL Know-How

APL ID#	IP Protection	Title
6191-SPL	Confidential Information	Know-how associated with the PROMETHEUS software package for correlation, probabilistic, and network analysis
5863-SPL	Confidential Information	Know-how associated with the SEAGULL software package for time-series analysis
5849-SPL	Confidential Information	Know-how associated with the Clique Tree Mixture Model for probabilistic analysis within the PROMETHEUS analytic software package
6644-SPL	Confidential Information	Know-how associated with the Minimum Subspace for Maximum Information algorithm within the PROMETHEUS analytic software package
6645-SPL	Confidential Information	Know-how associated with the Unsupervised Determination of Maximum Information Spaces algorithm within the PROMETHEUS analytic software package
3591-SPL	Confidential Information	Know-how associated with “Socrates: Scalable Graph Analytics”
3592-SPL	Confidential Information	Know-how associated with “Activity Pattern Exploration – APEX”
4097-SPL	Confidential Information	Know-how associated with “Clique Tree”; as implemented within Socrates
4601-SPL	Confidential Information	Know-how associated with “Generalized Low Entropy Mixture Model (Galileo)”
4463-SPL	Confidential Information	Know-how associated with “Scalable Correlation Engine”
5850-SPL	Confidential Information	Know-how associated with “Random Subspace Mixture Model”

APPENDIX D

Stock Issuance Agreement

This Stock Issuance Agreement (this “Agreement”) is entered into and made effective as of July 8, 2022 (the “Effective Date”) between The Johns Hopkins University Applied Physics Laboratory LLC, a Maryland limited liability company, having business offices at 11100 Johns Hopkins Road, Laurel, Maryland 20723 (“APL”) and BullfrogAI Holdings, Inc., a Nevada corporation, having business offices at 325 Ellington Blvd. #317, Gaithersburg, MD 20878 (the “Company”). For purposes of this Agreement, each of APL and Company may be individually referred to as a “Party,” and collectively referred to as the “Parties.”

WHEREAS, concurrent with the execution of this Agreement, the Parties are entering into a License Agreement dated as of the Effective Date (the “License Agreement”), pursuant to which APL is granting the Company a license to certain intellectual property owned or controlled by APL; and

WHEREAS, in partial consideration for the execution and delivery by APL of the License Agreement and the grant of the license therein by APL to the Company thereunder, the Parties hereto agreed to enter into this Agreement in order to provide for, among other things, the issuance by the Company to APL of shares of common stock of the Company in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.	ACQUISITION OF SHARES.

(a) Equity Issuance. Pursuant to Section 4.5 of the License Agreement, the Company hereby issues to APL 279,159 shares (the “Shares”) of the common stock, par value $0.00001 per share, of the Company (the “Common Stock”).

(b) Consideration. APL agrees to grant the Company a license to certain intellectual property pursuant to the License Agreement in exchange for, among other consideration, the Shares. The Company and APL agree that the Fair Market Value of such consideration is at least $270,000, or $0.96 per Share, based on a valuation of at least $27,000,000 for the Company.

(c) Closing. The issuance of the Shares will occur contemporaneously with the execution and delivery of this Agreement at the closing (the “Closing”) held at a time and place, or via the exchange of documents and signatures, as mutually agreed upon by the Parties. At the Closing, each Party will deliver an executed copy of this Agreement and such other documents as the Parties may mutually agree.

(d) Defined Terms. Capitalized terms not defined above are defined in Section 7(a) of this Agreement.

2.	RIGHT OF FIRST REFUSAL.

(a) Right of First Refusal. In the event that APL proposes to sell, pledge or otherwise transfer to a third party any Shares prior to the earlier of the IPO or one year from the date hereof the “Transfer Shares”), the Company shall have the right of first refusal to purchase all (and not less than all) of such Transfer Shares (the “Right of First Refusal”). If APL desires to transfer the Transfer Shares, APL shall promptly deliver to the Company a written notice describing fully the proposed transfer, including the number of Transfer Shares, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal, state or foreign securities laws (the “Transfer Notice”). The Transfer Notice shall be signed both by APL and the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Transfer Shares. The Company shall have the right to purchase all, and not less than all, of the Transfer Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Section 2(b) below) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company.

(b) Transfer of Transfer Shares. If the Company fails to exercise its Right of First Refusal within thirty (30) days after receiving the Transfer Notice, APL may, not later than ninety (90) days after the Company received the Transfer Notice, conclude a transfer of the Transfer Shares subject to the Transfer Notice to the proposed Transferee on the terms and conditions described in the Transfer Notice; provided that any such sale is made in compliance with applicable federal, state and foreign securities laws and not in violation of any other contractual restrictions to which APL is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by APL after the ninety (90) day period described above, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Section 2(a) above. If the Company exercises its Right of First Refusal, the Parties shall consummate the sale of the Transfer Shares on the terms set forth in the Transfer Notice within sixty (60) days after the Company notifies APL of its intent to exercise the Right of First Refusal (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Transfer Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Transfer Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Permitted Transfers. This Section 2 shall not apply to a transfer to an Affiliate of APL.

3.	APL REPRESENTATIONS; OTHER RESTRICTIONS ON TRANSFER.

(a) APL Representations. In connection with the issuance and acquisition of Shares under this Agreement, APL hereby represents and warrants to the Company as follows:

(i) APL is acquiring and will hold the Shares for investment for its account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(ii) APL understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or APL obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. APL further acknowledges and understands that the Company is under no obligation to register the Shares.

(iii) APL is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three-month period not exceeding specified limitations. APL acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(iv) APL will not sell, transfer or otherwise dispose of the Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. APL agrees that it will not dispose of the Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Shares under state securities law.

(v) APL is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(b) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any State, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any State or any other law.

(c) Rights of the Company. The Company shall not be required to (i) transfer on its books any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any Transferee to whom Shares have been transferred in contravention of this Agreement.

4.	COMPANY REPRESENTATIONS AND WARRANTIES.

The Company hereby represents, warrants, acknowledges and agrees as follows:

(a) Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to carry on its business as presently conducted.

(b) Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement and the License Agreement, and to issue the Shares hereunder, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements, and the issuance and delivery of the Shares has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Capitalization.

(i) The authorized capital of the Company consists, as of the date hereof and immediately prior to the issuance of the Shares, of (A) 100,000,000 shares of Common Stock, 27,915,863 shares of which are issued and outstanding, and (B) 10,000,000 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”), none of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) As of the date hereof and immediately following the issuance of the Shares, except for up to 15% of the Company’s outstanding common stock which may be granted from time to time in accordance with the Company’s to be adopted Equity Incentive Plan and the securities identified on Schedule 4(c)(ii) below , there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

The table below reflects BullFrog AI Holdings, Inc. capital table including shares reserved for option, warrant exercises and convertible debt conversions. The last three items are estimates of the shares that would be issued for debt conversion based on the anticipated IPO.

BullFrog AI Holdings Capital Table @	5/31/2022

BullFrog Security			Number Shares
Outstanding Common Stock			27,915,863
Options			579,525
Warrants			5,183,097
Convertible Debt			178,409
New Bridge - Inv & Fee Warrants			319,917
New Bridge - Debt			271,806
Fully diluted Share base		5/31/2022	34,448,617

(d) Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by APL. Assuming the accuracy of the representations of APL in Section 3 of this Agreement and subject to required federal and state securities filings, the Shares will be issued in compliance with all applicable federal and state securities laws.

(e) Company Documents. The Company has furnished to APL true, correct and complete copies of (i) the Certificate of Incorporation and (ii) the Bylaws of the Company, which remain in full force and effect as of the date hereof.

5.	ASSIGNMENT.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon APL and its legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

6.	LEGENDS.

All certificates evidencing Shares shall bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL AS SET FORTH IN THE STOCK ISSUANCE AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER WITH RESPECT TO THESE SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THESE SHARES HAVE NOT BEEN ACQUIRED WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS.”

If required by the authorities of any State in connection with the issuance of the Shares, the legend or legends required by such State authorities shall also be endorsed on all such certificates.

7.	MISCELLANEOUS.

(a)	Definitions. Capitalized terms used herein shall have the meanings set forth below.

“Agreement” has the meaning set forth in the Preamble.

“APL” has the meaning set forth in the Preamble.

“Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Closing” has the meaning set forth in Section 1(c).

“Common Stock” has the meaning set forth in Section 1(a).

“Company” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Fair Market Value” means the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

“License Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Preferred Stock” has the meaning set forth in Section 4(c)(i).

“Right of First Refusal” has the meaning set forth in Section 2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in Section 1(a).

“Transferee” means any person to whom APL has directly or indirectly transferred any Share.

“Transfer Notice” has the meaning set forth in Section 2(a).

“Transfer Shares” has the meaning set forth in Section 2(a).

(b) Entire Agreement. This Agreement contains the entire agreement of the Parties and there are no other promises or conditions in any other agreement between the Parties, whether oral or written, concerning the subject matter hereof. This Agreement supersedes any prior written or oral agreements between the Parties concerning the subject matter hereof.

(c) Governing Law. The laws of the State of Maryland, without giving effect to its choice of law provisions, shall govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance, and enforcement. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be brought in the Circuit Court for Baltimore City or in the United States District Court for the District of Maryland. Each of the parties waives, to the fullest extent permitted by law, any objection which it may now or later have to the exclusive jurisdiction of or the laying of venue in the Circuit Court for Baltimore City, Maryland or the United States District Court for the District of Maryland, including any objections based upon inconvenient forum. The parties agree that a final judgment in any such suit, action, or proceeding may be enforced in other jurisdictions as provided by law.

(d) Amendment; Waiver. No amendment, alteration or modification of any of the provisions of this Agreement shall be valid or effective unless made in writing and signed by the duly authorized representatives of the Parties hereto. No waiver of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of the Party to be bound by such waiver. Failure of a Party to exercise any right to enforce any provision, or to require strict performance by the other Party of any provision, shall not release any Party of its obligations under this Agreement and shall not operate as a waiver of any right to insist upon strict performance, or of any Party’s rights or remedies under this Agreement or at law.

(e) Notices. All notices, requests and other communications hereunder must be in writing and delivered personally, by facsimile transmission (receipt verified), or by overnight courier (signature required) or by e-mail to the Parties at the following addresses or facsimile numbers:

For APL:	with a copy (which shall not constitute notice) to:

The Johns Hopkins University Applied Physics Laboratory, LLC Attn: Office of Technology Transfer 11100 Johns Hopkins Road Laurel, MD 20723-6099 E-mail:

For Company:	with a copy (which shall not constitute notice) to

Bullfrog AI Holdings, Inc. 325 Ellington Blvd. #317 Gaithersburg, Maryland 20878 E-Mail: vin@bullfrogai.com	Sichenzia Ross Ference LLP 1185 Avenue of Americas, 31st Floor New York, NY 10036

(f) Severability. If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provisions within the limits of applicable law or court decision.

(g) Counterparts. This Agreement may be executed in one or more counterparts, including by electronic (PDF) transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

BullfrogAI Holdings, Inc.	The Johns Hopkins University Applied Physics Laboratory LLC

Signature	Signature

Vininder Singh	Jim Broskow
Printed Name	Printed Name

CEO	Tech Transfer AGS
Printed Title	Printed Title

APPENDIX E

Fees and Payment Options

Automated Clearing House (ACH) for payments through U.S. banks only

APL encourages its licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH).

Electronic Funds Wire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Wiring Information (Domestic):

Company:	The Johns Hopkins University Applied Physics Laboratory LLC
Bank:	PNC Bank
Bank Address:	One East Pratt Street Baltimore, MD 21201
Bank POC:	Marcella (Marcy) Kraus (410)237-5736
Bank Account:	Checking
Bank Account #:	5300445194
Routing Number:	031000053

Wiring Information with Swift Code (foreign):

Company:	The Johns Hopkins University Applied Physics Laboratory LLC
Bank:	PNC Bank
Bank Address:	One East Pratt Street Baltimore, MD 21201
Bank POC:	Marcella (Marcy) Kraus (410)237-5736
Bank Account:	Checking
Bank Account #:	5300445194
Routing Number:	031000053
Swift Code:	PNCCUS33

Checks

All checks should be made payable to “JHU/APL” and sent by US Postal Service to the following address:

Johns Hopkins University

Applied Physics Laboratory LLC

11100 Johns Hopkins Road

Laurel, MD 20723-6099

Attn: Accounting/Finance Group, DevFund Acct MS: MP1-S186

APPENDIX F

Form of Diligence and Annual Report

DATED:

PERIOD:	From	To

A. Progress made by Licensee, Affiliates and/or Sublicensees toward commercialization of Licensed Products and/or Licensed Services, including completed work, key scientific discoveries, summary of work- in-progress, current schedule of anticipated events or milestones, market plans (if any) for introduction of Licensed Products and/or Licensed Services, and significant transactions by Licensee, Affiliates and/or Sublicensees involving or relevant to Licensed Products and/or Licensed Services:

B. Notice of all FDA and other relevant governmental filings and/or approvals regarding any Licensed Products and/or Licensed Services made or obtained by Licensee, Affiliates and/or Sublicensees, the APL IP pertaining thereto, and the commercial names thereof:

C. A Certificate of Insurance or other evidence of insurance (copy attached):

D. Affiliates and Sublicensees which have exercised any rights to any APL IP:

NONE
List attached with description of rights exercised.

E. Diligence and other milestones achieved:

F. Diligence and other milestones expected to be achieved this year:

G. Sublicenses entered into during this year:

NONE

Identification of Sublicensees (copy of each Sublicense attached):

H. Equity funding received:

I. Change of control, name change or other significant change in Licensee, Affiliates, and/or Sublicensees relevant to the Agreement or Licensee:

NONE

Details:

J. Awards, grants and other non-equity funding received:

APPENDIX G

Form of Quarterly Sales and Royalty Report

DATED:

Period Covered: From:      /    /      Through     /    /

TOTAL ROYALTIES DUE FOR THIS PERIOD $ ____________________

TOTAL NON-ROYALTY SUBLICENSING INCOME (NRSI) DUE FOR THIS PERIOD $_______________________

If the licenses granted in the Agreement cover several product/service lines, or several contracts performed using APL IP, please prepare a separate report for each Licensed Product/Licensed Service line and/or contract; then combine all Licensed Product lines, Licensed Service lines, and contracts into a summary report.

If units were sold, or contracts performed, by any Affiliates, Sublicensees or any party other than Licensee, clearly identify the responsible party or parties and the extent to which each such party was responsible for each such activity.

Report type:	☐	Single Licensed Product/Licensed Service Report.
Trademark of Licensed Product or Licensed Service

	☐	Single Contract Report

	☐	Multi-product/service/contract Summary Report
Licensee’s Tradenames for Licensed Product/Licensed Service Lines

Country	Units Sold	Gross Sales	*Less Allowances	Net Sales	Profits/ Fees	Royalty Rate	Conv. Rate	Period Royalty Amount in U.S. dollars
U.S.A							1.0
Canada
Europe:
Japan
Other:
TOTAL

* On a separate page, please indicate the reasons for any significant adjustment. Also note any unusual occurrences that affected royalty payment amounts during this period.

I hereby certify, as a duly authorized officer of Licensee, that the information set forth above is correct and complete and meets all of the reporting requirements set forth in the Agreement.

By (please sign):	Date:

Printed Name and Title: